EXHIBIT 99.1

OptimumBank Holdings Announces Fourth Quarter and Year End Loss

FORT LAUDERDALE, Fla., Feb. 1, 2010 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), holding company for OptimumBank, reported a net loss for the fourth quarter ended December 31, 2009 of $6,053,615 or $(1.85) per basic share compared to a net loss of $499,629 or $(.16) per basic share for the prior year quarter ended December 31, 2008. The Company reported a net loss of $8,478,795 or $(2.59) per basic share for the year ended December 31, 2009 compared to net income of $519,645 or $.17 per basic share for the same period last year.

Chairman of the Board Sam Borek said, "The Company's real estate loan portfolio experienced additional credit and collateral deterioration this year, resulting in significant loan loss provisions." The after tax provision for loan losses for the fourth quarter and the full year period ended December 31, 2009 was $5.7 million and $9.0 million, respectively.   He further explained, "The local South Florida area continues to experience significant declines in real estate values as well as its overall economy. We will continue to be diligent in monitoring and recognizing the effect of such declines on the Company's loan portfolio."

The Company's assets as of December 31, 2009 increased to $272.8 million compared to $255.0 million at December 31, 2008. The Company's net loan portfolio decreased to $135.5 million at December 31, 2009 from $160.7 million at December 31, 2008. The Company's securities portfolio decreased to $81.1 million at December 31, 2009 compared to $82.5 million at December 31, 2008.   The Company's approximate capital ratios at December 31, 2009 were as follows: Tier 1 Leverage ratio of 6.4%, Tier 1 Risk-Based ratio of 9.9%, and Total Risk-Based Capital ratio of 11.2%.

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

CONTACT:  OptimumBank Holdings, Inc.
          Sam Borek, Chairman of the Board
            (954) 776-2332
          Richard L. Browdy, President and Chief Financial Officer
            (954) 776-2332